Exhibit 23.2

To the Board of Directors

Health Sciences Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Health Sciences Group, Inc., and Subsidiaries on Form S-8 to be filed with the Commission on or about April 18, 2005 of our Independent Registered Public Accounting Firm's Report dated April 15, 2005 covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2004, which is in its Form 10-KSB for the fiscal year ended December 31, 2004.

/s/ Stonefield Josephson, Inc .

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

April 18, 2005